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                                                                    EXHIBIT 99.1

         Cardiac
         Pathways
         Corporation


         For further information, contact:
         Thomas M. Prescott, President & CEO
         Eldon M. Bullington, Chief Financial Officer
         Cardiac Pathways Corporation
         408-737-0505 (phone)
         408-737-1700 (fax)



         FOR IMMEDIATE RELEASE


                       CARDIAC PATHWAYS ANNOUNCES SIGNING
                    OF A $22.5 MILLION COMMON STOCK FINANCING

     SUNNYVALE, CA., NOVEMBER 8, 2000 - Cardiac Pathways Corporation (NASDAQ:
CPWY), today announced the signing of definitive agreements in connection with a Common Stock financing.

     The Company has signed definitive agreements in connection with a Common Stock financing (the "Financing") that, if closed, will result in a significant infusion of capital into the Company. The investors in the Financing are selected institutional and other accredited investors. If the Financing closes, the Company will issue 5,858,823 shares of Common Stock at a purchase price of $4.25 per share for aggregate net proceeds of $22.5 million. The shares of Common Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration. The Company has also agreed to file a registration statement, within 30 days of the close of the Financing, for the purpose of registering under the Securities Act of 1933 the resale of all of the Common Stock sold pursuant to the Financing.

     The Company intends to use the net proceeds from this Financing to expand sales, marketing and manufacturing capacity for its key products, and for working capital and general corporate purposes.

     Closing of the Financing is contingent upon the Company satisfying the stockholder approval requirements of the NASDAQ National Market in connection with the Financing and obtaining the approval of the holders of a majority of the shares of Series B Convertible Preferred Stock of the Company. The closing of the Financing is also subject to other customary closing conditions, including the absence of a material adverse change in the Company's financial condition since the date of its most recent Annual Report


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on Form 10-K. Subject to the conditions of closing, the Common Stock financing is expected to close during the third week of December.

     Cardiac Pathways develops, manufactures, and markets minimally invasive systems to diagnose and treat cardiac tachyarrhythmias (abnormally rapid heart rhythms).

     Statements included in this release are not historical or current facts and which relate to the Financing, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to, the completion of the Financing on substantially the same terms described in this release.

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